Exhibit 99.2

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Closing of Preferred Stock Issuance and

Introduction of Enhanced Corporate Governance Initiatives

Implementation of Initial Steps of Previously Announced Strategic Transactions and

Initiatives Designed to Enhance Shareholder Value

Marc Rowan, Co-Founder of Apollo, and Anthony Civale, Lead Partner and Chief Operating Officer of Apollo Credit,

Join RCS Capital’s Board of Directors, Key Board Committees Reconfigured

NEW YORK, NEW YORK, August 20, 2015 – RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP) announced today the August 19, 2015 closing of its previously announced private placement of $37.5 million of newly issued convertible preferred stock. In addition, RCS Capital also announced the addition of Marc Rowan, Co-Founder of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”) (NYSE: APO), and Anthony Civale, Lead Partner and Chief Operating Officer of Apollo Credit, to RCS Capital’s Board of Directors (the “Board”), as well as the implementation of certain additional steps to enhance RCS Capital’s corporate governance.

Private Placement of Convertible Preferred Stock

RCS Capital issued $25.0 million in liquidation preference (face amount) of Series D-1 Convertible Preferred Stock to a subsidiary of Apollo and $12.5 million in liquidation preference (face amount) of Series D-2 Convertible Preferred Stock to Luxor Capital Group and its affiliates (“Luxor”), in a private placement exempt from registration under the Securities Act of 1933, as amended, for an aggregate gross purchase price of $37.5 million. The company expects to utilize the net cash proceeds from the sale for general corporate purposes, including additional liquidity and working capital to allow the company to continue to capitalize on the attractive market environment.

Apollo Designees Marc Rowan and Anthony Civale Join the Board of Directors

Concurrent with the issuance of the Series D1 Convertible Preferred Stock to Apollo, Marc Rowan, a Co-Founder, Senior Managing Director and Director of Apollo, and Anthony Civale, Lead Partner and Chief Operating Officer of Apollo’s credit business, joined RCS Capital’s Board of Directors. The Board welcomes Messrs. Rowan and Civale and look forward to a productive working relationship for the benefit of all of RCS Capital’s shareholders.

Enhancements to Board Committees

Nominating and Corporate Governance Committee

RCS Capital also announced the formation of a Nominating and Corporate Governance Committee consisting of Jeff Brown, Tom McMillen, Marc Rowan and Michael Weil, Interim-Chief Executive Officer and director. Pursuant to the charter of the Nominating and Corporate Governance Committee adopted by the Board, the purpose of the Nominating and Corporate Governance Committee is to identify and recommend individuals qualified to become Board members (consistent with criteria approved by the Board), identify and recommend director nominees for each sub-committee of the Board, oversee the evaluation of the Board and management, develop and recommend corporate governance guidelines, and oversee such other matters of corporate governance as the committee deems appropriate.

Compensation Committee

Further, RCS Capital announced that the Compensation Committee shall consist of Messrs. Auerbach and Civale, as well as Doug Wood, an independent director, who will remain Chairman of the committee.

Executive Committee

RCS Capital announced that the Board has terminated its existing Executive Committee and formed a new Executive Committee consisting of Messrs. Auerbach and Civale. The Executive Committee will assist the Board of Directors in fulfilling its oversight responsibilities and in developing proposals for matters relating to the operations and strategy of the company.

Audit Committee

RCS Capital affirmed that there are currently no changes to the Audit Committee, and Mr. Auerbach will remain as the Chairman of the Audit Committee alongside independent directors Messrs. McMillen and Wood.

Engagement of Executive Search Firm

The Board of RCS Capital has retained Heidrick & Struggles, a leading executive search firm, to actively engage in the process of identifying and evaluating CEO and CFO candidates from both internal and external sources. The executive search will be overseen by the Executive Committee. The Board expects to attract executive management talent to help set the future strategic vision of RCS Capital’s independent retail advice business.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, investment banking, capital markets, investment research, investment management and crowdfunding, crowdfunding and, until the completion of a recently announced pending sale, wholesale distribution, RCS Capital’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors. Additional factors that may affect future results are contained in RCS Capital’s filings with the SEC, which are available at the SEC’s website at www.rcscapital.com. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903

2